                             ROBINSON NUGENT, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 7, 1996

    The Annual Meeting of Shareholders of Robinson Nugent, Inc. will be held at the Holiday Inn Lakeview, 505 Marriott Drive, Clarksville, Indiana, on Thursday, November 7, 1996 at 10:00 a.m. (EST) for the following purposes:

    1.  To elect two directors to serve for terms of three years each;

    2. To ratify the selection by the Board of Directors of Coopers & Lybrand L.L.P. as certified public accountants for the Company for the fiscal year ending June 30, 1997; and

    3.  To transact such other business as may properly come before the meeting.

    Holders of Common Shares of record at the close of business on September 16, 1996 are entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors
                                          Richard L. Mattox, Secretary

October 4, 1996
New Albany, Indiana

YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE DATE, SIGN, AND MAIL PROMPTLY THE ENCLOSED PROXY. A RETURN ENVELOPE IS PROVIDED FOR THIS PURPOSE.

                             ROBINSON NUGENT, INC.
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 7, 1996

GENERAL INFORMATION

    This proxy statement is furnished in connection with the solicitation by the Board of Directors of Robinson Nugent, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m. (EST) on November 7, 1996, and at any adjournment thereof. The meeting will be held at the Holiday Inn Lakeview, 505 Marriott Drive, Clarksville, Indiana. This proxy statement and the accompanying form of proxy were first mailed to shareholders on or about October 4, 1996.

    A shareholder signing and returning the enclosed proxy may revoke it at any time before it is exercised by written notice to the Secretary of the Company, by the submission of a subsequent proxy relating to the same shares or by attending the Annual Meeting and voting in person. All proxies returned prior to the meeting, and not revoked, will be voted in accordance with the instructions contained therein. Any proxy not specifying to the contrary will be voted (1) FOR the election of the nominees for director named below, and (2) FOR the proposal to ratify the selection of Coopers & Lybrand L.L.P. as certified public accountants for the Company for the fiscal year ending June 30, 1997.

    As of the close of business on September 16, 1996, the record date for the Annual Meeting, there were outstanding and entitled to vote 4,891,765 Common Shares of the Company. Each outstanding Common Share is entitled to one vote. The Company has no other voting securities. Shareholders do not have cumulative voting rights.

    The presence in person or by proxy of a majority of the Common Shares is necessary in order to constitute a quorum at the Annual Meeting. Proxies marked as abstaining will be treated as present for purposes of determining a quorum and will be treated as present and entitled to vote on any matter as to which abstention is indicated. Proxies returned by brokers as "non-votes" on behalf of shares held in street name because the beneficial owner has withheld voting instructions will be treated as present for purposes of determining a quorum but will not be counted as voting on any matter as to which a non-vote is indicated on the proxy.

    A copy of the Annual Report of the Company, including financial statements and a description of operations for the fiscal year ended June 30, 1996, has preceded or accompanies this proxy statement. The financial statements contained in that report are not incorporated by reference herein.

    All expenses in connection with solicitation of proxies will be borne by the Company. The Company will provide copies of this proxy statement, the accompanying form of proxy, and the Annual Report to brokers, dealers, banks and voting trustees, and their nominees, for mailing to beneficial owners and, upon request therefor, will reimburse such record holders for their reasonable expenses in forwarding solicitation material. The Company expects to solicit proxies primarily by mail, but directors, officers and regular employees of the Company may also solicit in person or by telephone.

    Shareholder proposals to be considered for presentation to the 1997 Annual Meeting of Shareholders must be submitted in writing and received by the Company on or before June 6, 1997.

    The mailing address of the principal offices of the Company is 800 East Eighth Street, Post Office Box 1208, New Albany, Indiana 47151-1208.

BENEFICIAL OWNERSHIP OF COMMON SHARES

    The following table sets forth certain data with respect to those persons known by the Company to be the beneficial owners of five percent or more of the outstanding Common Shares of the Company as of September 16, 1996 and also sets forth such data with respect to each director of the Company, each officer listed in the Summary Compensation Table, and all directors and executive officers of the Company as a group. Except as otherwise indicated in the notes to the table, each beneficial owner possesses sole voting and investment power with respect to the shares indicated.

                                         NUMBER OF       PERCENT
                                        SHARES (1)       OF CLASS
                                      ---------------  ------------
PRINCIPAL SHAREHOLDERS
Samuel C. Robinson                      1,141,274(2)         22.4%
 820 East Market Street
 New Albany, Indiana 47150
Lawrence Mazey                            366,329(8)          7.2%
 228 Santee Path
 Louisville, Kentucky 40207
James W. Robinson                         303,404(8)          6.0%
 7621 State Road 62
 Lanesville, Indiana 47136
Dimensional Fund Advisors, Inc.           307,900             6.0%
 1299 Ocean Avenue
 Santa Monica, California 90401

DIRECTORS AND EXECUTIVE OFFICERS
Samuel C. Robinson                      1,141,274(2)         22.4%
James W. Robinson                         303,404(8)          6.0%
Larry W. Burke                            184,646(3)          3.6%
Richard L. Mattox                          27,810(8)        *
Jerrol Z. Miles                            13,280(8)        *
Diane T. Maynard                           15,000(4)(8)      *
Patrick C. Duffy                           31,000(8)        *
Richard W. Strain                          10,000(8)        *
W. Michael Coutu                           37,747(5)        *
William D. Gruhn                           19,838(6)        *
J. Henk van Melsen                          3,000(7)        *
All directors and executive officers    1,786,999(9)         35.0%
 as a group (11 persons)

- ------------------------

 *Less than 1%.

 (1) The table includes certain shares owned of record by the Company's 401(k) Plan and the 1993 Employee Stock Purchase Plan. The participants in these Plans, as noted in the following footnotes, have voting rights but no rights of disposition with respect to the shares allocated to their respective accounts.

 (2) Includes 14,608 shares owned of record by Mr. Robinson's wife, as to which she possesses sole voting and investment power, and 7,443 shares owned of record by National City Bank, Southern Indiana, as trustee for the benefit of a child, as to which Mr. Robinson and the trustee share voting and investment power. Mr. Robinson disclaims any beneficial interest in these shares.

 (3) Includes 348 shares owned of record by Mr. Burke's wife, as to which he disclaims any beneficial interest; 124,297 shares subject to immediately exercisable options granted pursuant to the Company's Employee Stock Option Plans; and 56,529 shares allocated to Mr. Burke's account pursuant to the Company's 401(k) Plan and the 1993 Employee Stock Purchase Plan.

 (4) Ms. Maynard shares voting and investment power with her husband with respect to shares.

 (5) Represents 26,497 shares allocated to Mr. Coutu's account pursuant to the 1993 Employee Stock Purchase Plan and 11,250 shares subject to immediately exercisable options granted pursuant to the Company's 1993 Employee Stock Option Plan.

 (6) Represents 11,438 shares allocated to Mr. Gruhn's account pursuant to the 1993 Employee Stock Purchase Plan and the Company's 401(k) Plan, and 8,400 shares subject to immediately exercisable options granted pursuant to the Company's 1993 Employee Stock Option Plan.

 (7) Represents 3,000 shares subject to immediately exercisable options granted pursuant to the Company's Employee Stock Option Plans.

 (8) Includes 10,000 shares which each named individual may acquire upon exercise of stock options granted to non-employee members of the Board of Directors under the 1993 Employee and Non-Employee Director Stock Option Plan.

 (9) Includes in the aggregate 206,947 shares which may be acquired within 60 days upon the exercise of outstanding stock options held by non-employee directors and executive officers and 97,083 shares allocated to the accounts of executive officers pursuant to the Company's 401(k) Plan and the 1993 Employee Stock Purchase Plan.

                            1. ELECTION OF DIRECTORS

NOMINEES

    The Bylaws of the Company provide for ten directors, divided into two classes of three persons and one class of four persons, each of whom is to be elected for a three-year term. The terms of two incumbent directors, James W. Robinson and Larry W. Burke, will expire at the Annual Meeting. Lawrence Mazey, the third director elected in 1993 for a term expiring in 1996, retired from the Board of Directors in July, 1996. The Board of Directors has nominated Messrs. Robinson and Burke for reelection to additional three-year terms. The Board of Directors does not presently intend to fill the remaining two vacancies on the Board prior to the 1997 Annual Meeting.

    Unless authority to vote for such nominees is withheld, the accompanying proxy will be voted FOR the election of Messrs. Robinson and Burke. However, the persons designated as proxies reserve the right to vote for another person designated by the Board of Directors in the event any nominee is unable or unwilling to serve. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve. Proxies will not be voted for more than two nominees. Directors are elected by a plurality of the Common Shares voted in the election.

    The following table sets forth information with respect to each nominee for election to the Board of Directors, and with respect to each director whose term of office will continue.

                                                               SERVED
                                                                 AS       TERM OF
                                       POSITIONS HELD         DIRECTOR     OFFICE
          NAME              AGE       WITH THE COMPANY         SINCE      EXPIRES
- -------------------------   ---   -------------------------   --------    --------
Samuel C. Robinson          64    Chairman of the Board of       1955        1997
                                   Directors

James W. Robinson           62    Director                       1955        1996

Larry W. Burke              56    President and Chief            1990        1996
                                   Executive Officer and
                                   Director

Richard L. Mattox           62    Secretary and Director         1964        1998

Jerrol Z. Miles             56    Director                       1974        1997

Diane T. Maynard            48    Director                       1990        1998

Patrick C. Duffy            59    Director                       1991        1998

Richard W. Strain           55    Director                       1991        1997

BUSINESS EXPERIENCE OF DIRECTORS

    Except as described below, the principal occupations of the directors and nominees have not changed during the past five years.

    Samuel C. Robinson retired as Chairman of the Board and Chief Executive Officer of the Company on June 30, 1985. He was reelected to the position of Chairman of the Board on March 6, 1990. He also served as a director of National City Bank, Southern Indiana, New Albany, until February, 1994.

    James W. Robinson served as Executive Vice President of the Company until June 30, 1985, at which time he was elected as Chairman of the Board. He served as Chairman of the Board and Treasurer of the Company until his resignation on January 29, 1987. Mr. Robinson is active in various independent investments unrelated to the activities of the Company. He is also a director of Caldwell Tanks, Inc., Community Savings Bank FSB, Hughes Group, Inc., StemWood, Inc., CT Services, Inc., SCI Broadcasting, Inc., Community Bank Shares of Indiana, Inc., and Sunnyside Communications, all of which are located in the Louisville, Kentucky metropolitan area.

    Larry W. Burke has served as President and Chief Executive Officer of the Company since March 6, 1990. He served as Executive Vice President of the Company from April, 1986 to March, 1990. Commencing in 1996, Mr. Burke also served as a Director of Heritage Bank of Southern Indiana, a subsidiary of Community Bank Shares of Indiana, Inc.

    Richard L. Mattox, a partner in the law firm of Mattox & Mattox in New Albany, Indiana, acted as legal counsel to the Company during fiscal 1996. From 1985 until December, 1990, he was a partner in the law firm of Wyatt, Tarrant, Combs & Orbison, with offices in New Albany, Indiana, which firm was employed by the Company with respect to various legal matters.

    Jerrol Z. Miles is a Senior Vice President of National City Bank, Kentucky, located in Louisville, Kentucky, where his primary responsibility is management of commercial loans and special credit departments. He also serves as a member of the Board of Advisors of Indiana University Southeast, New Albany, Indiana.

    Diane T. Maynard is a management consultant to the Commonwealth of Kentucky and various businesses as well as an owner of several small businesses in the Louisville, Kentucky area.

    Patrick C. Duffy has been a management consultant since 1988 to various businesses, with emphasis on the automotive market and related products. He is the former President and owner of Switches, Inc., an Indianapolis, Indiana company that produces switches for automobile applications. Mr. Duffy is also a director and chairman of Accordia of Southeast Florida, located in Clearwater, Florida.

    Richard W. Strain has held a variety of positions with Eli Lilly and Company. From July 1984 until 1990, he served as president of the Medical instrument Systems Division; and from 1990 to April 1992, he served as vice president for Business Development and Pricing. In May 1992, Mr. Strain was elected as president/CEO of Heart Rhythm Technologies, and in December 1993 he returned to Eli Lilly and Company headquarters. Since his retirement from Eli Lilly and Company, Mr. Strain has been president/CEO of a biotech company, participated in healthcare consulting, and served on several boards.

FAMILY RELATIONSHIPS

    Samuel C. Robinson and James W. Robinson are brothers. There is no other family relationship among the directors and executive officers of the Company.

COMPENSATION OF DIRECTORS

    In fiscal 1996, members of the Board of Directors who are not employees of the Company received remuneration in the amount of $8,000 per year, and in addition received $1,200 for each meeting of the Board of Directors attended. Committee members received a minimum of $400 per meeting attended plus $200 per hour for attendance beyond two hours. The Chairpersons of the Audit and Compensation Committees received $500 for their services in such capacities during fiscal 1996. Members of the Board of Directors who are employees of the Company receive no separate remuneration for their service as directors. The same compensation plan is effective for fiscal 1997.

    Under the provisions of the 1993 Employee and Non-Employee Director Stock Option Plan approved by the shareholders in November, 1993, non-employee directors are granted non-qualified stock options (NQSOs) annually to purchase 4,000 common shares of the Company at the then current market price. Such options were granted to seven Non-Employee Directors on September 13, 1993 with an exercise price of $8.75 per common share. Additional options to purchase 4,000 common shares were granted on September 13, 1994, September 13, 1995, and September 13, 1996 to seven Non-Employee Directors at an exercise price of $6.00, $8.625, and $4.75 per common share, respectively. Options are exercisable 50% after one year from date of grant and 100% after two years from date of grant, and expire ten years from the date of grant.

    During fiscal 1996, Samuel C. Robinson received for his services as Chairman of the Board of Directors $4,000 per month for the first quarter ended September 30, 1995, and thereafter received $2,000 per quarter and $1,700 per meeting, plus reimbursement of expenses. Mr. Robinson's aggregate compensation for such services for fiscal 1996 was $25,223. In fiscal year 1997, Mr. Robinson will receive remuneration in the amount of $8,000 per year for his services as Chairman of the Board, an additional $1,700 for each meeting of the Board of Directors attended and reimbursement of expenses.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors is comprised of Richard
L. Mattox, James W. Robinson and Richard W. Strain. The Compensation Committee also serves as the Stock Option Committee of the Board of Directors. The responsibilities of the Compensation Committee include making recommendations to the Board of Directors with respect to: compensation arrangements for the executive officers of the Company; policies relating to salaries and job descriptions; insurance programs; and benefit programs of the Company, including its retirement plans. The Stock Option Committee administers the 1993 Employee and Non-Employee Director Stock Option Plan. Each of these committees met three times during fiscal 1996.

    The Audit Committee of the Board of Directors is comprised of Patrick C. Duffy, Diane T. Maynard, and Jerrol Z. Miles. The Audit Committee reviews with the auditors the scope of the audit work performed, any questions arising in the course of such work and inquiries as to other pertinent matters such as internal accounting controls, financial reporting, security and personnel staffing. The committee met six times during fiscal 1996.

    The Board of Directors has no Nominating Committee. The Board of Directors will consider for nomination as directors persons recommended by shareholders. Such recommendations must be in writing and delivered to the Secretary, Robinson Nugent, Inc., P. O. Box 1208, New Albany, Indiana 47151-1208.

    The Board of Directors met four times during fiscal 1996. No director attended fewer than 75% of the meetings of the Board of Directors and meetings of any committee of the Board of Directors of which he or she was a member.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal year 1996, the Compensation Committee was comprised of Lawrence Mazey, Richard L. Mattox, James W. Robinson and Richard W. Strain. Except for Mr. Richard L. Mattox and Mr. James W. Robinson, none of the other members of the Compensation Committee are now serving or previously have served as officers of the Company or any subsidiary, and none of the Company's executive officers serve as directors of, or in any compensation-related capacity for, companies with which members of the Compensation Committee are affiliated. Mr. Richard L. Mattox serves as Corporate Secretary of the Company and various subsidiaries, but receives no compensation for his services in such capacity. Mr. James W. Robinson held various executive officer positions with the Company until his retirement in 1987.

EXECUTIVE COMPENSATION

    GENERAL

    The following Summary Compensation Table sets forth certain information with respect to the aggregate compensation paid during each of the last three years to the Company's President and Chief Executive Officer and each of the other executive officers of the Company whose salary and bonus exceeded $100,000 during fiscal 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                       ANNUAL COMPENSATION           ------------------------
                                              -------------------------------------  RESTRICTED
                                                                     OTHER ANNUAL       STOCK      OPTIONS/      ALL OTHER
                                               SALARY      BONUS     COMPENSATION     AWARD(S)       SAR'S     COMPENSATION
                                     YEAR        ($)        ($)         ($)(1)           ($)         #(2)         ($)(3)
                                   ---------  ---------  ---------  ---------------  -----------  -----------  -------------
Larry W. Burke, President               1996    206,250     --             6,997         --           15,000        66,506
  and Chief Executive                   1995    201,049     17,500         8,840         --           13,000        63,098
  Officer                               1994    184,632     10,000         9,632         --           12,400        64,948
W. Michael Coutu,                       1996    130,000     --             3,986         --            8,200        10,261
  Vice President of                     1995    113,529      6,400         5,036         --            7,500         7,892
  Operations                            1994    110,692     11,750         5,488         --            7,500        10,989
William D. Gruhn,                       1996    112,972     --             3,821         --            6,400         8,966
  Vice President                        1995    114,090      5,000         4,827         --            5,800         7,402
  North America Sales                   1994     99,036      3,200         5,481         --            5,500         8,749
Leong Chun Kin, (4)                     1996    216,020     --            --             --           --            --
  Managing Director,                    1995     40,426     --            --             --           --            --
  Asia Pacific Operation                1994     --         --            --             --           --            --
J. Henk van Melsen,                     1996    198,106     --            --             --            8,000        39,207
  Managing Director,                    1995    200,904      4,018        --             --            6,000        35,233
  European Operations(5)                1994     94,714     --            --             --           --            16,965

- ------------------------
(1) Represents imputed interest for 1996 attributable to interest-free loans authorized by the Board of Directors in connection with the purchase of Common Shares of the Company under the 1993 Employee Stock Purchase Plan.

(2) Represents options granted in 1996 under the 1993 Employee and Non-Employee Director Stock Option Plan.

(3) Includes contributions by the Company on behalf of the named persons and the group to the Company's Retirement Plan and 401(k) Plan, and pursuant to deferred compensation agreements. Effective May 10, 1990, the Company entered into a deferred compensation agreement with Mr. Burke. The deferred compensation agreement provides for payments of $50,000 per year to a trust administered by PNC Bank, Kentucky, Inc., Louisville, Kentucky, as supplemental retirement income benefits to Mr. Burke. The Company also entered into a deferred compensation agreement with Mr. van Melsen on January 1, 1994, requiring the Company to contribute to a fund administered by Swiss Life Insurance for supplemental retirement benefits in addition to the Netherland's government pension plan. The 1996 fiscal contribution to this fund was $39,207. These agreements continue until termination of the respective employment relationships.

(4) Mr. Leon Chun Kin was appointed Managing Director, Asia Operations, as of March 29, 1995.

(5) Mr. J. Henk van Melsen was appointed Managing Director, European Operations as of January 1, 1994.

    Each of the officers listed in the Summary Compensation Table serves for a term of one year.

    STOCK OPTIONS

    The following table shows the options granted to the named executive officers of the Company in fiscal 1996. These options are incentive stock options exercisable as to one-half the shares after the first anniversary of the date of grant and as to all the shares after the second anniversary of the date of grant and expire ten years (July 24, 2006) after date of grant. The dollar amounts under these columns are the result of calculations at 5% and 10% annual appreciation rates set by the Securities and Exchange Commission for illustrative purposes, and therefore, are not intended to forecast future financial performance or possible future appreciation, if any, in the market prices of the Company's Common Shares. Actual gains, if any, on stock option exercise will depend on the future performance of the Common Shares and the date on which options are exercised.

                                                                                            POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED ANNUAL
                                                INDIVIDUAL GRANTS                       RATES OF SHARE APPRECIATION
                              ------------------------------------------------------          FOR OPTION TERM
                                             % OF TOTAL                               --------------------------------
                                OPTIONS        OPTIONS                                  5% YIELDING     10% YIELDING
                                GRANTED      GRANTED TO      EXERCISE                  A SHARE PRICE    A SHARE PRICE
                                 # OF       EMPLOYEES IN       PRICE     EXPIRATION    OF $15.07 IN     OF $23.99 IN
            NAME               SHARES(1)     FISCAL YEAR      $/SHARE       DATE         YEAR 2005        YEAR 2005
- ----------------------------  -----------  ---------------  -----------  -----------  ---------------  ---------------
Larry W. Burke                    15,000           20.2          9.250      7/25/05         87,300          221,100
W. Michael Coutu                   8,200           11.0          9.250      7/25/05         47,724          120,868
William D. Gruhn                   6,400            8.6          9.250      7/25/05         37,248           94,336
Leong Chun Kin                    --             --             --           --                 --               --
J. Henk van Melsen                 8,000            7.8          9.250      7/25/05         46,560          117,920
All employee optionees            74,250          100.0          9.250      7/25/05        432,135        1,094,445
All shareholders                  --                            --          7/25/05     28,470,072(1)    72,104,616(1)
% of all shareholder gain                                                                     1.5%             1.5%

- ------------------------
(1) Calculated by applying share exercise prices assumed at 5% and 10% appreciation through the year 2005, less value of outstanding shares at June 30, 1996, with assumed market price of $9.25.

    There were no stock options exercised by the executive officers named in the Summary Compensation Table in fiscal 1996.

    The following table sets forth the number of unexercised options held at June 30, 1996 by each of the Company's executive officers named in the Summary Compensation Table, and the related values of such options at June 30, 1996. The value of unexercised options at June 30, 1996 is based upon a market value at June 30, 1996 of $6.00 per Common Share.

                         FISCAL YEAR END OPTION VALUES

                          NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                 OPTIONS               IN-THE-MONEY OPTIONS
                           AT JUNE 30, 1996 (#)        AT JUNE 30, 1996 ($)
                        --------------------------  --------------------------
         NAME           EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ----------------------  -----------  -------------  -----------  -------------
Larry W. Burke             124,297        21,500        89,216        --
W. Michael Coutu            11,250        11,950        --            --
William D. Gruhn             8,400         9,300        --            --
Leong Chun Kin              --            --            --            --
J. Henk van Melsen           3,000        11,000        --            --

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

    The Compensation Committee and Stock Option Committee of the Board of Directors has responsibility for the Company's executive compensation program. The Committee is currently comprised solely of non-employee directors. The Committee is chaired by Mr. Richard W. Strain. The other Committee members are Mr. Richard L. Mattox and Mr. James W. Robinson. The following report is submitted by the members of the Compensation Committee and the Stock Option Committee.

                                     * * *

    The Company's executive compensation program is designed to align executive compensation with financial performance, business strategies and Company values and objectives. The Company's compensation philosophy is to ensure that the delivery of compensation, both in the short- and long-term, is consistent with the sustained progress, growth and profitability of the Company and acts as an inducement to attract and retain qualified individuals. This program seeks to enhance the profitability of the Company, and thereby enhance shareholder value, by linking the financial interests of the Company's executives with those of its long-term shareholders. Under the guidance of the Company's Compensation Committee of the Board of Directors, the Company has developed and implemented an executive compensation program to achieve these objectives while providing executives with compensation opportunities that are competitive with companies of comparable size in related industries.

    The Company's executive compensation program has been designed to implement the objectives described above and is comprised of the following fundamental three elements:

    - a base salary that is determined by individual contributions and sustained performance within an established competitive salary range. Pay for performance recognizes the achievement of financial goals, accomplishment of corporate and functional objectives, and performance of individual business units of the Company,

    - an annual cash bonus that is directly tied to corporate and business unit performance measures,

    - a long-term incentive program that rewards executives when shareholder value is created through an increase in the market value of the Company's Common Shares. Stock option grants focus executives on managing the Company from the perspective of an owner with an equity position in the business.

    BASE SALARY. The salary, and any periodic increase thereof, of the President and Chief Executive Officer was and is determined by the Board of Directors of the Company based on recommendations made by the Compensation Committee. The salaries, and any periodic increases thereof, of the Vice President, Treasurer and Chief Financial Officer, the Vice President of Operations, and the Vice President of Marketing, were and are determined by the Board of Directors based on recommendations made by the President and Chief Executive Officer and approved by the Committee.

    The Company, in establishing base salaries, levels of incidental and/or supplemental compensation, and incentive compensation programs for its officers and key executives, assesses periodic compensation surveys and published data covering the electrical/electronics industry and industry in general. The level of base salary compensation for officers and key executives is determined by both their scope and responsibility and the established salary ranges for officers and key executives of the Company. Periodic increases in base salary are dependent on the executive's proficiency of performance in the individual's position for a given period, and on the executive's competency, skill and experience.

    BONUS PAYMENTS. The bonus compensation program for the Company's officers is subject to annual review by the Compensation Committee and requires annual approval of the Board of Directors.

    Under the bonus plan for executive officers and key employees for fiscal year 1996, executive officers were eligible for a first tier bonus award provided the consolidated pretax income of the Company and subsidiaries for fiscal year 1996 exceeded the reported pretax income for fiscal year 1995. A second tier, or added bonus, was payable to executive officers provided the consolidated pretax income for fiscal year 1996 exceeded the pretax income objectives outlined in the fiscal year 1996 annual financial plan. The bonus awards under both tiers were predicated upon a formula whereby bonuses increased in proportion to the level of pretax income over fiscal year 1995 and the financial plan objectives for fiscal year 1996, respectively. There were no bonus payments relating to financial performance for fiscal 1996.

    The bonus plan for fiscal year 1997 will be similar to the fiscal year 1996 plan with updated financial performance measurements.

    LONG-TERM INCENTIVE PLANS. The Company's long-term incentive compensation program is intended to align executive interest with the long-term interests of shareholders by linking executive compensation with enhancement of shareholder value. In addition, the program motivates executives to improve long-term stock market performance by allowing them to develop and maintain a significant long-term equity ownership position in the Company's Common Shares.

    The 1993 Employee and Non-Employee Director Stock Option Plan was adopted by the Board of Directors on September 13, 1993, and approved by the shareholders of the Company at the 1993 annual meeting of the shareholders held on November 4, 1993. Pursuant to this plan 500,000 Common Shares were made available for the grant of stock options to Non-Employee Directors of the Company and key employees of the Company and its subsidiaries as determined by the Stock Option Committee.

    On May 28, 1992, the Board of Directors adopted the 1993 Employee Stock Purchase Plan to provide executive officers and other key employees with the opportunity to purchase Common Shares and thereby establish or increase their equity position in the Company. As an added incentive to participants in this plan, the Company awarded a matching number of Common Shares in proportion (not more than 50%) to the Common Shares purchased and provided interest-free loans to the participants, subject to the discretion of the Board of Directors. The Company's matching shares vest with the participants who remain in the employment of the Company in three equal annual installments starting in September, 1994. Loans to employees are payable over periods not to exceed ten years. Participation in the Plan was completed in fiscal 1993 and the Plan expired with respect to new participation on November 10, 1993.

    SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEES

                                          Mr. Richard W. Strain
                                          Mr. Richard L. Mattox
                                          Mr. James W. Robinson

STOCK PERFORMANCE GRAPH

    The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Shares with the cumulative total return of the NASDAQ market composite (U.S. Companies) and the Peer Group Index for the five years ending June 30, 1996. The Peer Group consists of AMP Inc., Augat Inc., Methode Electronics, Inc., Molex Incorporated and Thomas & Betts Corporation. The Peer Group consists of publicly-held companies, all of which participate in the electronic connector industry in varying degrees with respect to their total sales volume. All such companies are significantly larger than Robinson Nugent, Inc. in terms of sales and assets. The comparison assumes that $100 was invested on June 30, 1991, in the Company's Common Shares and in each of the foregoing indices and assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                 AMONG ROBINSON NUGENT, INC., THE NASDAQ STOCK
                  MARKET-U.S. COMPANIES INDEX AND A PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           ROBINSON NUGENT, INC.   PEER GROUP     NASDAQ STOCK MARKETUS
1991                         100           100                        100
1992                         133           112                        120
1993                         282           133                        151
1994                         244           153                        153
1995                         398           188                        204
1996                         263           190                        261

 * $100 invested on 06/30/91 in stock or index -- including reinvestment of dividends. Fiscal year ending June 30.

CERTAIN TRANSACTIONS

    Richard L. Mattox, Secretary, Corporate Counsel and a member of the Board of Directors of the Company, is a partner in the law firm of Mattox & Mattox, with offices in New Albany, Indiana. That firm was retained by the Company as legal counsel during fiscal 1996, and it is anticipated that such relationship will continue in the current fiscal year.

    Jerrol Z. Miles, a director of the Company, is a Senior Vice President of National City Bank, Kentucky, with which the Company maintains a commercial banking relationship including a $7,000,000 line of credit. The Company utilized this loan facility during fiscal 1996 and incurred interest charges of $148,261 on borrowed funds. In fiscal 1996, the Company made periodic investments in short-term securities administered by National City Bank, Kentucky, and the Company received interest payments of approximately $11,991 thereon.

    The Board of Directors believes that the transactions described above were on terms no less favorable to the Company than would have been available in the absence of the relationships described.

    Pursuant to the terms of the Company's Employee Stock Purchase Plan, Messrs. Burke, Coutu and Gruhn have borrowed $165,000, $94,000 and $90,100, respectively, from the Company to purchase Common Shares of the Company. These loans are non-interest bearing and are payable over a period not to exceed ten years. At June 30, 1996, the principal balances of these loans to Messrs. Burke, Coutu and Gruhn were $86,741, $49,416 and $809, respectively.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company to file initial reports of ownership and reports of changes in ownership of the Common Shares of the Company. The officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all reports required by Section 16(a) of the Securities Exchange Act of 1934 related to market transactions in the Common Shares of the Company were timely filed; however, each of the Company's officers and directors (Larry W. Burke, W. Michael Coutu, James W. Robinson, Richard L. Mattox, Jerrol
Z. Miles, Diane T. Maynard, Patrick C. Duffy, Richard W. Strain) failed to timely file one report required as a result of the grant to such persons of options pursuant to the Company's Stock Option Plan.

                        2. RATIFICATION OF SELECTION OF
                          CERTIFIED PUBLIC ACCOUNTANTS

    Subject to ratification by the shareholders, the Board of Directors has selected Coopers & Lybrand L.L.P. as certified public accountants for the Company for the fiscal year ending June 30, 1997. The Company has been advised by such firm that neither it nor any of its associates has any direct or material indirect financial interest in the Company. In order for Coopers & Lybrand L.L.P. to be ratified as the certified public accountants for the Company for the fiscal year ending June 30, 1997, a majority of the Common Shares represented and entitled to vote at the Annual Meeting must be affirmatively voted FOR approval of this proposal.

    Coopers & Lybrand L.L.P. acted as certified public accountants for the Company since fiscal 1993. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions concerning their audits.

                                3. OTHER MATTERS

    As of the date of this proxy statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the meeting other than those referred to above. If (a) any matters not within the knowledge of the Board of Directors as of the date of this proxy statement should properly come before the meeting; (b) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before the meeting; or (d) any matters should arise incident to the conduct of the meeting; then the proxies will be voted in accordance with the recommendations of the Board of Directors of the Company.

                                          By Order of the Board of Directors

                                          Richard L. Mattox, Secretary

October 4, 1996

                                      PROXY

                              ROBINSON NUGENT, INC.

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 7, 1996

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

   The undersigned hereby appoints Samuel C. Robinson and Larry W. Burke, and each of them, the proxies of the undersigned, with full power of substitution, to vote all Common Shares of Robinson Nugent, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held November 7, 1996, or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

FOR all nominees listed below (except
as marked to the contrary below).            / /

WITHHOLD AUTHORITY to vote for all
nominees listed below.                       / /

1.   ELECTION OF DIRECTORS:

     Larry W. Burke and James W. Robinson

(INSTRUCTION: To WITHHOLD authority to vote for any individual nominee, write that nominee's name on the space provided below.)


- ---------------------------------------------


2.   Proposal to ratify the selection of Coopers & Lybrand
     L.L.P.as certified public accountants for the fiscal year ending June 30,1997.

                          For    Against   Abstain
                          / /      / /       / /


3. The proxies are authorized to vote in their discretion on any other matters which may properly come before the Annual
     Meeting to the extent set forth in the proxy statement.


     Dated:                            , 1996
           ----------------------------


     ----------------------------------------
                   (Signature)

     ----------------------------------------
                   (Signature)

     Please date this proxy. If shares are held jointly, both joint owners should sign. If signing as attorney, executor, administrator, guardian or in any other representative capacity, please give your full title as such.